UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 19, 2010 (April 14, 2010)

Lihua International, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52650	14-1961536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Lihua Holdings Limited Houxiang Five-Star Industry District Danyang City, Jiangsu Province, PRC 212312
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-511-86317399

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 14, 2010, Lihua International, Inc, (the “Company”) issued a press release announcing that it closed an offering of 4,285,715 shares of its common stock (the “Closing”) at a public offering price of $8.05 per share, which included the sale of 559,006 shares of its common stock as a result of the exercise of the over-allotment option.  The Company received net proceeds of approximately $32.5 million from the offering, after deducting underwriting discounts and estimated offering expenses.

The offering was underwritten by Rodman & Renshaw, LLC, Chardan Capital Markets, LLC and Brean Murray, Carret & Co., LLC, pursuant to that certain Underwriting Agreement by and between the Company and Rodman, as representative of the underwriters, dated as of April  8, 2010, as previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010.

A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report and is incorporated herein by reference

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 14, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lihua International, Inc.

Dated: April 19, 2010	By:	/s/ Jianhua Zhu
Name: Jianhua Zhu
Title: Chief Executive Officer and President

Exhibit Index

No.	Description

99.1	Press Release dated April 14, 2010